Exhibit 99.2
FOR IMMEDIATE RELEASE
AMICAS ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE EMAGEON INC.
Strategic acquisition will significantly expand AMICAS’ presence in image and information management market
Boston, MA, and Birmingham, AL, February 23, 2009 /PRNewswire/ — AMICAS, Inc. (NASDAQ: AMCS), a leader in radiology and medical image and information management solutions, and Emageon Inc. (NASDAQ: EMAG) announced today that they have entered into a definitive merger agreement for AMICAS to acquire Emageon Inc., a leading provider of technology solutions for hospitals and healthcare networks.
Under the terms of the agreement, a subsidiary of AMICAS will commence a tender offer to acquire all of the outstanding shares of Emageon common stock for $1.82 per share in cash, for a total of approximately $39 million. The board of directors of Emageon has unanimously recommended that shareholders tender their shares in the offer. AMICAS ended 2008 with a cash, cash equivalents, and marketable securities balance of approximately $55 million and no long term debt.
“AMICAS and Emageon have a shared vision that is focused on providing outstanding image and information management solutions in healthcare,” said Stephen Kahane MD, president, chief executive officer, and chairman of AMICAS. “We at AMICAS are extremely excited about joining forces with Emageon, and we believe that our combined offerings are in line with the future of imaging and will result in great innovation for our combined customer base and the future of the market.”
AMICAS’ acquisition of Emageon will create a leading healthcare IT vendor, with more than 1,000 customers, that offers one of the most comprehensive image and information management solutions on the market. The combined solution suite will include radiology PACS, cardiology PACS, radiology information systems, cardiology information systems, revenue cycle management systems, referring physician tools, business intelligence tools, and enterprise content management capabilities.
“Emageon and AMICAS are two of the largest independent image and information management companies in the market,” said Chuck Jett, chief executive officer and president of Emageon. “We believe that the combined companies will be able to capitalize more fully on the opportunities in the industry by combining our resources, scale, and knowledge.”
“Emageon’s significant market presence in providing radiology and cardiology IT solutions to large IDNs complements AMICAS’ comprehensive solutions for radiology practices, imaging centers, and hospitals,” said Dr. Kahane. “Together, we have a presence in virtually every location where imaging services are provided to patients. We will be able to offer a comprehensive set of solutions to meet virtually every image and information management need healthcare providers have when they are delivering the best quality of healthcare possible to their patients — while managing their business in an optimal manner.”
Under the terms of the agreement, AMICAS will commence a tender offer by March 5, 2009. The minimum tender condition shall be fulfilled upon the valid tender of a majority of the total number of shares of common stock of Emageon outstanding on a fully diluted basis. The transaction, which is subject to customary conditions, is expected to close in the second quarter of 2009. In connection with the transaction, certain shareholders representing approximately 18 percent of the Emageon shares outstanding have agreed, among other things, to tender their shares in the offer.
AMICAS will host a conference call to discuss the acquisition on Monday, February 23, 2009, at 4:30 p.m. (Eastern Time).
Conference Call:
—	Conference Call-in Number: 866.952.7525 (Conference ID: 7AMICAS)

—	Webcast access at http://www.videonewswire.com/event.asp?id=56379

—	Also available at http://www.amicas.com/
Replay:
—	Telephone Replay Number: 800.723.8184 (Conference ID: 7AMICAS)

—	Telephone replay will be available from 5:30 p.m. (Eastern Time) on February 23, 2009, until 11:59 p.m. (Eastern Time) on March 23, 2009.

—	Webcast replay will be available from 5:30 p.m. (Eastern Time) on February 23, 2009, until 11:59 p.m. (Eastern Time) on March 23, 2009, at http://www.amicas.com/investorrelations/.
About AMICAS, Inc.
AMICAS, Inc. (www.amicas.com) is a leader in radiology and medical image and information management solutions. The AMICAS One Suite™ of products provides a complete, end-to-end solution for imaging centers, ambulatory care facilities, and radiology practices. Acute care and hospital clients are provided with a fully integrated, hospital information system-independent PACS that features advanced enterprise workflow support and scalable design. Complementing the AMICAS solution suite is AMICAS Professional Services™, a set of client-centered professional and consulting services that assist our customers with a well-planned transition to a digital enterprise.
About Emageon Inc.
Emageon provides information technology systems for hospitals, healthcare networks, and imaging facilities. Its enterprise family of solutions includes RadSuite™, HeartSuite™, and other specialty suites. All Emageon solutions are built on a unified Enterprise Content Management system offering advanced visualization and infrastructure tools for the clinical analysis and management of digital medical images, reports, and associated clinical content. Emageon’s standards-based solutions are designed to help customers enhance patient care, automate workflow, lower costs, improve productivity, and provide better service to physicians. For more information, please visit www.emageon.com .
Important additional information:
This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Emageon. The tender offer for shares of Emageon’s stock described in this press release has not yet been commenced.
At the time the tender offer is commenced, a subsidiary of AMICAS intends to file with the SEC and mail to Emageon’s stockholders a Tender Offer Statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents, and Emageon intends to file with the SEC and mail to its stockholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the transaction. These documents will contain important information about AMICAS, Emageon, the transaction and other related matters. Investors and security holders are urged to read each of these documents carefully when they are available.
Investors and security holders will be able to obtain free copies of the Tender Offer Statement, the Tender Offer Solicitation/Recommendation Statement and other documents filed with the SEC by AMICAS and Emageon through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents by contacting the Investor Relations departments of AMICAS or Emageon.
AMICAS CONTACT:
Aine Cryts
Marketing Communications Manager
617.779.7878
acryts@amicas.com
EMAGEON CONTACTS:
Investor Contacts
John Wilhoite
Chief Financial Officer
205.980.9222
john.wilhoite@emageon.com
Media Contacts
Bill Funderburk
Director, Marketing and Public Relations
205.980.7542
bill.funderburk@emageon.com